LOAN PURCHASE AND SALE AGREEMENT

     THIS LOAN PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 9th day of June, 1997, by and between BALCOR PENSION INVESTORS, an Illinois limited partnership ("Seller"), and NORTH CAPITOL PROPERTIES L.L.C., a Delaware limited liability company ("Purchaser").

                                   RECITALS

     1. Seller has made a certain Thirty Million Five Hundred Twenty Thousand and 00/100 Dollars ($30,520,000.00) wrap-around mortgage loan (the "Loan") to North Capitol Limited Partnership, a District of Columbia limited partnership ("Borrower"), which Loan is evidenced by that certain Secured Promissory Note dated May 20, 1981 in the stated original principal amount of $30,520,000.00 (the "Note") and is secured by: (i) that certain Wrap-Around Deed of Trust dated May 20, 1981 and recorded in the District of Columbia's Recorder's Office as Instrument Number 16009; (ii) that certain Wrap-Around Deed of Trust dated May 20, 1981 and recorded in the District of Columbia's Recorder's Office as Instrument Number 16010 (together, the "Deeds of Trust"); and (iii) those documents identified on Exhibit A attached hereto and made a part hereof (the Note, Deeds of Trust and the documents identified on Exhibit A are sometimes hereinafter referred to collectively as the "Loan Documents").

     2.   Seller is the sole owner and holder of the Loan Documents.

     3. Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, all of Seller's right, title and interest in, to and under the Loan Documents; together with all of Seller's right, title and interest, if any, in and to, without limitation, all bankruptcy and other claims, proofs of claim, collateral and causes of action arising from or relating to the Loan Documents and the obligations evidenced and/or secured thereby, on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, for and in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell and assign, without recourse or warranty, except as otherwise provided herein, its rights in, to and under the Loan Documents to Purchaser, and Purchaser hereby agrees to purchase, Seller's rights in, to and under the Loan Documents from Seller, for the "Purchase Price" (as hereinafter defined).

     2. Payment of Purchase Price. The aggregate purchase price for the Loan Documents is $1,000,000 (the "Purchase Price"). There shall be no prorations or other closing adjustments between the parties.

     3. Closing. The closing (the "Closing") of the sale, and delivery of the Loan Documents, from Seller to Purchaser will take place at the offices of Commercial Settlement, Inc., 1413 K Street Northwest; 12th floor, Washington, D.C. 20005, on June 19, 1997 (the "Closing Date"). Time is of the essence.

     4. Due Diligence. Promptly following the date of the parties execution of this Agreement, Seller shall deliver or make available to Purchaser the following items to the extent they are in Seller's possession: (i) copies of Seller's files relating to insurance, real estate taxes and inspections of the Property; (ii) copies of filings and pleadings relating to the bankruptcy of the Borrower, including the associated operating reports; (iii) copies of the Loan Documents; (iv) copies of Borrower's financial statements; (v) copies of a 1994 consent to Borrower's converting from a limited partnership to a limited liability company; (vi) copy of a January 24, 1996 forbearance agreement between Borrower and Lender; and (viii) a record of loan payments made by Borrower to Seller (said items are hereinafter referred to collectively as the "Loan Files"). Seller shall not deliver to Purchaser: (i) copies of any correspondence between Seller and any other party except to the extent Seller reasonably believes it amends any of the Loan Documents; (ii) Seller's original underwriting files; (iii) appraisals of the properties secured by the loan documents; or (iv) files relating to any letters of credit which have expired. Purchaser shall have until the date two (2) business days prior to the Closing Date (the "Review Deadline Date") to review the Loan Files. Purchaser shall have the right to terminate this Agreement at any time prior to the Review Deadline Date by delivering written notice of such termination to Seller at any time prior to 5:00 p.m. Chicago time on the Review Deadline Date in which event, this Agreement shall terminate and be of no further force and effect.
If Purchaser elects to terminate this Agreement as aforesaid, Purchaser shall promptly return to Seller the Loan Files. If Purchaser fails to terminate this Agreement as aforesaid, than Purchaser shall be deemed to have elected to go forward with the transaction and shall no longer have any right to terminate this Agreement other than as a consequence of a default by Seller.

     5.   Closing Deliveries.
          5.1. Deliveries of Seller. At the Closing, Seller will deliver the following to Purchaser:

               5.1.1. a duly executed Assignment and Assumption of Loan Documents in the form attached hereto as Exhibit B (the "Assignment");

               5.1.2. the original Note and originals (or certified copies in a form reasonably acceptable to Purchaser) of the other Loan Documents;

               5.1.3. a duly executed Allonge endorsement of the Note to Purchaser, without recourse or warranty, in the form of Exhibit C attached hereto;

               5.1.4. a duly executed Uniform Commercial Code financing statement assignment to Purchaser for each financing statement showing Seller as a secured party in connection with the Loan;

               5.1.5. originals (or copies if originals are not available) of the Loan Files;

               5.1.6. copy of the lender's policy or policies of title insurance issued to Seller in connection with the Loan; and

               5.1.7. duly executed originals of such other documents and instruments as are reasonably necessary to close the transactions contemplated by this Agreement.

          5.2. Deliveries of Purchaser.   At the Closing, Purchaser will
deliver the following to the title company to be held in escrow pending recordation of the Assignment and issuance to Purchaser of an endorsement of Seller's policy of title insurance showing no intervening liens and showing the Deeds of Trust to be valid third liens; whereupon the following will be immediately delivered to Seller:

               5.2.1. Purchase Price by official check of a member bank of the Federal Reserve System (if sufficient for the title company to wire transfer the proceeds of the Purchase Price to Seller on the same day as receipt by title company of such check) or by wire transfer of immediately available funds (delivery of the Purchase Price from the title company to Seller shall in any case be by wire transfer);

               5.2.2.    a duly executed counterpart of the Assignment; and

               5.2.3. duly executed originals of such documents and instruments as are reasonably necessary to close the transactions contemplated by this Agreement.

     6. Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall not survive Closing:

          6.1. Organization and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has the requisite power and authority to execute this Agreement and to consummate and perform the transaction contemplated by this Agreement. This section 6.1 shall survive Closing.

          6.2. No Encumbrances. The Loan Documents are owned by Seller free and clear of all security interests, liens, adverse claims, pledges, options, rights of first refusal, and other encumbrances of any nature whatsoever, except as may be set forth in the Loan Documents. The parties agree that the representations contained in this Section 6.2 shall survive Closing for a period of sixty (60) days (i.e. the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of sixty (60) days immediately following Closing).

          6.3. Loan. To Seller's knowledge, Exhibit A sets forth a true, correct and complete list of the Loan Documents. Seller has previously delivered to Purchaser a copy of each of the Loan Documents which are true, correct and complete in all material respects. To Seller's knowledge: (i) the Loan Documents are in full force and effect and have not been amended or modified, whether orally or in writing; (ii) Seller has not received notice from any governmental agency regarding an uncured violation of any environmental law; (iii) Seller has not consented to any plan of reorganization in any bankruptcy proceeding in which the Loan is at issue; and (iv) Seller is not holding any escrow for the payment of taxes or insurance with respect to the Property. The outstanding principal balance under the Loan as of the date of this Agreement is $30,443,927.00. Seller shall advise Purchaser in writing, prior to Closing, in the event Seller receives any monies or other things of value received on account of the Loan from the date hereof until the Closing and shall turn over to Purchaser any such monies received by Seller after Closing (the obligation to turn over any such monies shall survive Closing).

          6.4. Knowledge. Any reference in this Agreement to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually be received by Teri Thompson ("Seller's Representative") and any representation or warranty of the Seller is limited to matters of which Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     7. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated by this Agreement.

     8.   Indemnification.

          8.1.  Indemnification By Purchaser.   From and after Closing,
Purchaser will indemnify, defend and hold harmless Seller, Seller's Affiliates and their Representatives (each, a "Seller Indemnitee") from and against any and all third party claims, demands or suits, losses, liabilities, actual or punitive damages, fines, excise taxes, penalties, obligations, payments, costs and expenses, paid or incurred, including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses (individually and collectively, "Indemnifiable Losses") asserted against, resulting from or suffered or incurred by any Seller Indemnitee and arising out of any claims by the Borrower arising out of any act or omission of Purchaser occurring after the Closing resulting from Purchaser's administration of the Loan.

          8.2. Defense of Claims. If any Seller Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person or entity that is not a party to this Agreement or an Affiliate of such party ("Third Party Claim") against such Seller Indemnitee, Seller Indemnitee will timely notify Purchaser. With respect to claims as to which Purchaser is obligated to provide indemnification under this Agreement, such Seller Indemnitee will give Purchaser reasonably prompt notice thereof. Purchaser shall assume the defense of such Third Party Claim, at its own expense and by its own counsel reasonably satisfactory to such Seller Indemnitee. Without the prior written consent of such Seller Indemnitee, Purchaser shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of such Seller Indemnitee.

     9. Limitation Of Seller's Liability. Except as expressly set froth in this Agreement, the sale of the Note and the other Loan Documents shall be without recourse to Seller and Seller makes no representations concerning the Loan Documents and hereby disclaims all warranties of any kind or nature whatsoever, whether expressed or implied. Purchaser acknowledges that this is an arm's-length transaction and that Purchaser is not relying upon any representation of any kind or nature made by Seller (or any other person or entity on behalf of Seller) in entering into and consummating the transactions contemplated under this Agreement other than those expressly set forth herein. No officer, partner, affiliate, shareholder, director, agent or employee of Seller shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under or in connection with, arising out of, or in any way related to this Agreement or the transactions provided for herein and Purchaser, its Affiliates and all persons claiming by, through or under Purchaser or its Affiliates, hereby waive any and all right to sue or recover on account of any such personal liability, whether real or claimed. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $25,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     10.  Default.

          10.1. Default by Purchaser. In the event this transaction fails to close due to the default of the Purchaser under the provisions of this Agreement, Seller shall be able to pursue all of its rights and remedies at law or equity.

          10.2. Default by Seller. In the event this transaction fails to close due to the default of Seller under the provisions of this Agreement, Purchaser shall have the right to terminate this Agreement and Seller shall pay to Purchaser the actual costs and expenses incurred by Purchaser in connection with this transaction up to a maximum amount of $10,000 or alternatively Purchaser may pursue an action for specific performance. In the event Purchaser is not able to obtain the endorsement to Seller's existing title insurance policy required by Purchaser, Seller shall not be in default hereof and Purchaser's sole remedy shall be to terminate the Agreement.

     11. Brokers. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transactions. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including, without limitation, reasonable attorney's fees, court costs and cost of appeal) from anyone claiming by or through the indemnifying party any fees, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. The indemnifying party shall undertake its obligations set forth in this Paragraph 10 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 10 shall survive the Closing or termination of this Agreement.

     12. Closing Costs. Except as may be otherwise expressly provided in this Agreement, each party shall pay its own costs incurred in negotiating, executing, delivering and performing this Agreement.

     13. Notices. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:     c/o The Balcor Company
                         2355 Waukegan Road; Suite A200
                         Bannockburn, IL  60015
                         Attn: Teri Thompson

     with a copy to:     Katten Muchin & Zavis
                         525 W. Monroe Street, Suite 1600
                         Chicago, Illinois 60661
                         Attn: Andrew D. Small, Esq.


       TO PURCHASER:     North Capitol Properties L.L.C.
                         110 East 42nd Street, 18th Floor
                         New York, New York  10017
                         Attn: William A. Ackman, President

     with a copy to:     Pavelic & Levites P.C.
                         685 Third Avenue, 16th Floor
                         New York, New York  10017
                         Attn: Raymond A. Levites, Esq.

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.

     14. Merger; No Amendment to Loan Documents. This Agreement, together with the exhibits contain the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto about such matters. Nothing in this Agreement will be deemed to constitute an amendment or modification of, and this Agreement will not in any way amend or modify, any of the Loan Documents.

     15. Governing Law. The validity, performance and enforcement of this Agreement and all documents contemplated herein, unless expressly provided herein or therein to the contrary, shall be governed by the laws of the District of Columbia, without giving effect to the principles of conflicts of law thereof.

     16. Execution In Counterparts. This Agreement may be executed in multiple counterparts, transmitted by facsimile with originals promptly provided thereafter, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     17. Titles And Headings. Titles and headings to Articles or Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     18. Assignment. Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, provided that Purchaser remains liable for, and the assignee assumes the obligations of, Purchaser hereunder. This provision shall not survive Closing.

     19.  Certain Interpretive Matters And Definitions.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to the Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, and (iii) words in the singular include the plural and vice versa.

          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          (c) For purposes of this Agreement, the following terms have the meanings set forth below:

               "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

               "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

               "Representative" shall mean, with respect to any Person, any director, officer, employee, agent, advisor, counsel, accountant, lender or other representative of such Person or of any Affiliate of such Person or any Representative of any of the foregoing.

     20. Further Assurances. The following covenants shall survive the Closing for ninety (90) days. Seller shall:

          20.1. promptly execute and deliver any documents as may be reasonably necessary to further effectuate the purpose of this Agreement and to vest Purchaser with good title to the Loan Documents and the obligations evidenced or secured thereby;

          20.2. at Purchaser's sole cost and expense and with no liability to Seller, in good faith assist and cooperate with Purchaser in the event of any litigation with third parties in respect of this Agreement or the Loan Documents.

     21. Confidentiality. Seller shall for a period of 180 days from the date hereof use its good faith efforts not to disclose nor affirm the existence or particulars of this Agreement except: (i) to its investors as required by law or consistent with its past practices; (ii) as may be required by law; (iii) to its lawyers, accountants, consultants, officers, directors and any other person or entity to which Seller customarily discloses the existence of agreements of this type; and (iv) to the extent the existence or particulars of this Agreement is otherwise generally available to the public.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         BALCOR PENSION INVESTORS, an Illinois
                         limited partnership

                         By:  Balcor Mortgage Advisors, an Illinois
                              general partnership, its general partner

                              By:  RGF-Balcor Associates, an Illinois
                                   general partnership, a partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a partner


                                        By:   /s/ Terri Thompson
                                             ---------------------------------
                                        Name:     Terri Thompson
                                             ---------------------------------
                                        Its:      Authorized Representative
                                             ---------------------------------


                              NORTH CAPITOL PROPERTIES L.L.C.,
                              a Delaware limited liability company


                              By:   /s/ William Ackman
                                   ------------------------------------
                              Name:     William Ackman
                                   ------------------------------------
                              Its:      Manager
                                   ------------------------------------